Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Registration No. 333-166572-01

May 24, 2011

OKLAHOMA GAS AND ELECTRIC COMPANY

$250,000,000 5.25% SENIOR NOTES, SERIES DUE MAY 15, 2041

Issuer	Oklahoma Gas and Electric Company
Ratings (Moody’s / S&P / Fitch)*	A2/BBB+/A+
Amount	$250,000,000
Security Type	Senior Unsecured Notes
Type	SEC Registered
Trade Date	May 24, 2011
Settlement Date (T+3)	May 27, 2011
Maturity Date	May 15, 2041
Interest Payment Dates	Semi-annually on May 15 and November 15 of each year, commencing November 15, 2011
Interest Record Dates	Semi-annually on May 1 and November 1
Make Whole Call	T+15 bps (at any time before November 15, 2040)
Par Call	At any time on or after November 15, 2040
Benchmark	UST 4.750% due 2/15/2041
Benchmark Yield	4.241%
Spread to Benchmark	+105 bps
Yield to Maturity	5.291%
Coupon	5.25%
Price to Public	99.389%
Joint Book-Running Managers	J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
BNY Mellon Capital Markets, LLC
Joint Lead Managers	KeyBanc Capital Markets Inc.
Mitsubishi UFJ Securities (USA), Inc.
Co-Managers	BOSC, Inc.
UMB Financial Services, Inc.
U.S. Bancorp Investments, Inc.
CUSIP	678858BM2
ISIN	US678858BM25

*Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at (212) 834-4533, Wells Fargo Securities, LLC at (800) 326-5897, or BNY Mellon Capital Markets, LLC at (800) 269-6864.